STOCKHOLDER'S AGREEMENT

      THIS STOCKHOLDERS AGREEMENT (this "Agreement") is entered into as of February 19, 1999, by and between OEA, Inc., a Delaware corporation (the "Company") and Reich & Tang Asset Management L.P., a Delaware limited partnership (the "Stockholder").

                                    RECITALS

      A. The Stockholder manages accounts which hold approximately 2,523,700 shares of the common stock, par value $.10 per share, of the Company (the "Stock"). The Stock currently owned by the Stockholder represents just less than 15% of the outstanding Stock. The Stockholder desires to acquire, in open market purchases, additional shares of Stock; however, the terms of the Company's Shareholder Rights Plan (the "Rights Plan") provide that the rights thereunder would be triggered by such an acquisition.

      B. The Company is willing to amend the terms of the Rights Plan, and to consent to the acquisitions for purposes of Section 203 of the Delaware General Corporation Law, and to thereby permit the Stockholder to acquire up to 20% of the outstanding Stock, if Stockholder agrees to the terms hereof.

      C. In order to enhance and promote a constructive and mutually beneficial relationship with the Company, the Stockholder has agreed to be bound by the terms of this Agreement.

                                    AGREEMENT

      In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) AFFILIATE; ASSOCIATE. The terms "Affiliate" and "Associate" shall have the meanings given them in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), as in effect on the date hereof, and shall include any Affiliate or Associate that attains that status after the date hereof.

            (b) BENEFICIAL OWNER. A person shall be deemed a "beneficial owner" of, or to have "beneficially owned" any Voting Securities in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the 1934 Act, as in effect on the date hereof.

            (c)   VOTING SECURITIES. The term "Voting Securities" shall mean:
(i) the Company's common stock, par value $.10 per share, (ii) any other securities of the Company entitled to vote generally for the election of directors, (iii) options or rights to acquire any such securities, and (iv) securities convertible into or exchangeable or exercisable for any such securities, in each case now or hereafter outstanding.

      2. ACQUISITIONS AND CONTROL. During the term hereof, the Stockholder shall not directly or indirectly do any of the following, except with the prior written consent of the Company's Board of Directors specifically expressed in a resolution adopted by a majority of the directors of the Company:

            (a) acquire, or offer or agree to acquire, by purchase or otherwise, any Voting Securities, if after giving effect to such acquisition the Stockholder would beneficially own more than 20.0% of the Voting Securities outstanding following such acquisition (except by way of stock dividends or other distributions made to stockholders of the Company generally);

            (b) submit any proposal for the vote or for the written consent of the stockholders of the Company, or make or participate in any "solicitation" of proxies (within the meaning of Regulation 14A under the 1934 Act), or seek to advise or influence any person or entity with respect to the voting of any Voting Securities, or grant a proxy to any person or entity except the Company or its designees, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any agreement or arrangement with respect to the voting thereof;

            (c) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act), with any person or entity with respect to Voting Securities, except for a group all of whose members are Affiliates or Associates of the Stockholder;

            (d) initiate, induce, attempt or give encouragement to any tender or exchange offer for Voting Securities or any merger, or otherwise propose a change of control of the Company, or make any public announcement with respect to, or submit any proposal or offer of any such extraordinary transaction involving the Company or its securities or assets; or

            (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company.

      3. TERM. The term of this Agreement shall be for ten years from the date hereof; provided, however, that the limitations set forth in Section 2 hereof shall only apply at such times as the Stockholder, together with its Affiliates and Associates, hold in excess of 15% of the outstanding Stock.

      4.    MISCELLANEOUS.

            (a) At any time when Voting Securities are held by any Affiliate or Associate of the Stockholder, the terms and conditions of this Agreement shall apply to such Affiliate or Associate with the same force as to the Stockholder, and the Stockholder shall cause such Affiliate or Associate to comply therewith.

            (b) The Stockholder acknowledges and agrees that the Company would be irreparably harmed and would not have an adequate remedy at law for money damages in the event that the Stockholder does not perform its obligations under this Agreement. Accordingly, in


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

addition to any other remedy to which it may be entitled, the Company shall be entitled to injunctive or other equitable relief to enforce specific performance of the terms of this Agreement.

            (c) This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, personal representatives, successors, assigns, Affiliates and Associates, but shall not be assignable without the prior written consent of the non-assigning party.

            (d) All notices and other communications hereunder shall be in writing and shall be personally delivered or sent by overnight courier service, telecopy or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

                  (i)   if to the Company:

                        OEA, Inc.
                        P.O. Box 100488
                        Denver, Colorado 80250

                        Attention:  President and Chief Executive Officer

                        with a copy to:

                        Davis, Graham & Stubbs LLP 370 17th Street, Suite 4700 Denver, Colorado 80202 Attention: Ronald R. Levine, II

                  (ii) if to the Stockholder:

                        Reich & Tang Asset Management L.P.
                        600 Fifth Avenue
                        New York, New York 10020

or to such other address with respect to a party as such party shall notify the other in writing.

      Notices delivered personally or by overnight courier shall be effective when delivered. Notices transmitted by telecopy shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date shown on the receipt therefor.

            (e) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and may not be amended, modified or waived in any respect except by a writing duly executed by the party to be charged.

            (f) Captions used herein are for convenience only and shall not affect the construction of any provision hereof.


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

            (g) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

            (h) If any provision or application of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and shall be enforced to the greatest extent permitted by law.

            (i) This Agreement shall be governed by the laws of the State of Colorado applicable to contracts made and to be performed therein.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    OEA, INC.


                                     /s/ Charles B. Kafadar
                                    --------------------------------------------
                                    By:   Charles B. Kafadar
                                    Title:President and Chief Executive Officer


                                    REICH & TANG ASSET MANAGEMENT L.P.


                                    /s/ Richard E. Smith, III
                                    --------------------------------------------
                                    By:  Richard E. Smith, III
                                    Title:  President & CEO


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